TECON, INC.

                           May 6, 1999

           NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

                           TECON, INC.

                      TO BE HELD MAY 3, 1999

TO ALL STOCKHOLDERS:

          NOTICE is hereby given that a special meeting of the stockholders of Tecon, Inc. has been called to be held on May 3, 1999, at the principal executive offices of the Company at 4139 Via Marina, Suite #106, Marina Del Rey, California 90292 (Telephone: 310-827-1728), at the hour 10:00 o'clock a.m., local time, for the following purposes:

          1. To amend the Articles of Incorporation of the Company to change the name of the Company to "Buyit.com, Inc.," and to allow the Company to take advantage of the provisions of the Utah Revised Business Corporation Act respecting the taking of action by written consent of stockholders in lieu of a meeting where the consenting holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereof were present and voted had consented in writing to the action.

          2. To conduct such other business as may properly come before the meeting.

          The Board of Directors of Tecon, Inc. has set 5:00 o'clock p.m. on April 23, 1999, as the record date for the purpose of determining the stockholders of the Company who shall be entitled to notice of the meeting. No proxies are being solicited and none are requested. Current members of management and others who own sufficient voting securities to ensure the adoption of items 1 and 2 have agreed to vote in favor of their adoption.

          The Company recently completed a reorganization pursuant to which it will acquire all of the outstanding voting securities of Buyit.com, Inc., a California corporation ("Buyit.com"), which owns certain technology to establish an online Internet auction business. An 8-K Current Report dated April 16, 1999, describing the reorganization and providing information regarding new management and Buyit.com will be filed with the Securities and Exchange Commission on or about May 3, 1999, which may be viewed on the Securities and Exchange Commission's web site, www.sec.gov, or a copy of which may be obtained from the Company.

Marina Del Rey, California

                              TECON, INC.

                              BY ORDER OF THE BOARD OF DIRECTORS